[LETTERHEAD FOR MORRIS, LAING, EVANS, BROCK & KENNEDY]

                       LAW OFFICES OF
        morris, laing, evans, brook & kennedy, chartered
     FOURTH FLOOR, 200 WEST DOUGLAS WICHITA, KANSAS 67202-3084
             (316) 262-2671 FAX: (316) 262-5991


June 18, 1997



MMR Investment Bankers
550 North 159th Street East
P. 0. Box 781440
Wichita, KS 67278-1440

Gentlemen:

     Morris, Laing, Evans, Brock & Kennedy, Chartered, serves as the attorney for Front Range Assisted Living, L.L.C., and does hereby give permission to use its opinion letter hereby furnished to you concerning our client's incurrence of debt in the principal amount of $2,500,000 in the issuance of first mortgage bonds in connection with development of its property in St. George, Utah, in the Prospectus for Bond Issue of Front Range Assisted Living, L.L.C,

Sincerely,


/S/Roger L. Theis

Roger L. Theis
For the Firm

RLT:mk

cc:      Robert A. Brooks